Exhibit 99.1

Airgas Reports Fiscal 2010 Third Quarter Earnings

  Adjusted diluted EPS* down 14% versus prior year, to $0.65, which excludes $0.09 of previously announced charges; diluted EPS down 26% to $0.56
  Sales down 13%, same-store sales down 14% versus prior year; sales per day up 1% sequentially
  Record year-to-date free cash flow* of $289 million, up 69% from prior year

RADNOR, Pa.--(BUSINESS WIRE)--January 28, 2010--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $46.9 million, or $0.56 per diluted share, for its third quarter ended December 31, 2009. Excluding previously announced charges of $0.05 per diluted share for debt extinguishment and $0.04 per diluted share for withdrawal from multi-employer pension plans, adjusted earnings per diluted share* were $0.65, compared to $0.76 per diluted share in the prior-year quarter.

Third quarter sales were $942 million, a decline of 13% from the prior year. Total same-store sales declined 14%, with hardgoods down 19% and gas and rent down 11%. Acquisitions contributed 1% sales growth in the quarter. On a sequential basis, total sales declined by 2% from the second quarter, reflecting the impact of fewer selling days and a normal seasonal decline of certain businesses in the All Other Operations segment. Sales per selling day increased sequentially by 1%.

“Although more modest than anticipated, a recovery seems to be underway across most of our geographies and customer segments,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “However, a slow finish left third quarter sales short of our expectations. Conditions were particularly challenging in our Distribution segment’s highly-profitable rental welder business, as activity related to major plant turnarounds and contractor maintenance was unexpectedly slow. This quarter’s results were up against some tough comparisons, as our earnings remained strong late into last year’s third quarter.”

Cost reductions and operating efficiencies helped support the Company’s adjusted operating margin*, which declined modestly year-over-year to 11.1% from 12.2% and sequentially from 11.6%, when adjusted for multi-employer pension plan withdrawal charges. The sequential decline is attributable to seasonality of certain businesses in the All Other Operations segment, as adjusted operating margin* in the Distribution segment expanded modestly on a sequential basis. Operating margin in the current quarter, including multi-employer pension plan withdrawal charges, was 10.6%.

“We have aggressively managed costs and continue to gain production and distribution operating efficiencies, positioning us for profitable growth as the economy recovers,” added McCausland. “We have also reduced future exposure to defined benefit retirement obligations by withdrawing from half of our remaining multi-employer pension plans this year.”

Year-to-date free cash flow* through the third quarter was a record $289 million compared to $171 million last year, driven by adjusted cash from operations* of $470 million, up from $436 million last year, and by a 32% reduction in capital expenditures to $192 million this year. Return on capital* was 10.1% compared to 13.5% in the prior year, driven by the decline in operating income reflecting the difficult economic environment over the past year.

“Year-to-date we have reduced adjusted debt* by $191 million, and have acquired five companies with annual revenues of $47 million,” added McCausland. “We expect cash flow to remain strong and our markets to continue gaining momentum in the coming quarters. We are strengthening our sales and marketing organization, expanding product lines, and streamlining our supply chain. Airgas becomes more customer-focused every day, and we are ready to capitalize on an improving economy.”

The Company expects earnings per diluted share of $0.67 to $0.71 for the fourth quarter, assuming modest sequential improvement in its core packaged gas business partially offset by seasonal declines in its All Other Operations segment and continued pressure in its rental welding business. For fiscal 2010, the Company expects adjusted earnings of $2.66 to $2.70 per diluted share*, which excludes year-to-date charges of $0.05 per diluted share for withdrawal from multi-employer pension plans and $0.07 per diluted share for debt extinguishment. The previously announced range of $2.70 to $2.80 per diluted share also excluded the aforementioned charges. Including these charges, the Company expects earnings per diluted share of $2.54 to $2.58.

Prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance.

The Company will conduct an earnings teleconference at 9:00 a.m. Eastern Time on Friday, January 29. The teleconference will be available by calling (888) 576-4394. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available on the Internet in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on-demand through February 26 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through February 5. To listen, call (888) 203-1112 and enter passcode 8695946.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share and earnings guidance, adjusted operating margin, adjusted cash from operations, adjusted debt, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for fourth quarter earnings per diluted share to be in the range of $0.67 to $0.71; expectations for earnings per diluted share for fiscal 2010 to be in the range of $2.54 to $2.58, which includes year-to-date charges of $0.05 per diluted share for withdrawal from multi-employer pension plans and $0.07 per diluted share for debt extinguishment; expectations for adjusted earnings per diluted share for fiscal 2010 of $2.66 to $2.70, excluding year-to-date charges of $0.05 per diluted share for withdrawal from multi-employer pension plans and $0.07 per diluted share for debt extinguishment; a recovery underway across most of our geographies and customer segments; our being positioned for growth as the economy recovers; our operating efficiencies; our reduced future exposure to defined benefit retirement obligations; our expectation that cash flow will remain strong; and our expectation that our markets will continue gaining momentum in the coming quarters; our strengthening our sales and marketing organization, expanding product lines, and streamlining our supply chain; our becoming more customer-focused every day, and our readiness to capitalize on an improving economy. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; continued weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$942,107	$1,078,733	$2,883,630	$3,357,355

Costs and expenses:
Cost of products sold (excluding depreciation)	416,364	500,806	1,282,633	1,597,291
Selling, distribution and
administrative expenses	366,301	392,665	1,109,306	1,186,448
Depreciation	53,642	49,739	157,872	146,767
Amortization	5,811	5,001	16,104	16,487
Total costs and expenses	842,118	948,211	2,565,915	2,946,993

Operating income	99,989	130,522	317,715	410,362

Interest expense, net	(15,034)	(23,267)	(49,744)	(64,393)
Discount on securitization of
trade receivables (a)	(1,403)	(3,191)	(4,503)	(9,041)
Loss on debt extinguishment (c)	(6,667)	-	(8,678)	-
Other income (expense), net	(58)	(604)	890	(471)

Earnings before income tax expense	76,827	103,460	255,680	336,457

Income tax expense	(29,961)	(40,557)	(99,458)	(131,850)

Net earnings	$46,866	$62,903	$156,222	$204,607

Net earnings per common share:

Basic earnings per share	$0.57	$0.77	$1.91	$2.49

Diluted earnings per share	$0.56	$0.76	$1.87	$2.43

Weighted average shares outstanding:
Basic	82,134	81,207	81,895	82,121
Diluted	83,910	82,706	83,576	84,161

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	December 31,	March 31,
	2009	2009

ASSETS
Cash	$33,559	$47,188
Trade receivables, net (a)	180,890	184,739
Inventories, net	347,167	390,445
Deferred income tax asset, net	38,467	34,760
Prepaid expenses and other current assets	64,475	60,838
TOTAL CURRENT ASSETS	664,558	717,970

Plant and equipment, net	2,419,482	2,366,526
Goodwill	1,106,089	1,063,370
Other intangible assets, net	216,251	216,070
Other non-current assets	33,814	35,601
TOTAL ASSETS	$4,440,194	$4,399,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$120,152	$156,838
Accrued expenses and other current liabilities	278,416	264,564
Current portion of long-term debt	10,103	11,058
TOTAL CURRENT LIABILITIES	408,671	432,460

Long-term debt, excluding current portion (b)	1,604,070	1,750,308
Deferred income tax liability, net	614,141	565,783
Other non-current liabilities	74,679	79,231

Stockholders’ equity	1,738,633	1,571,755
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,440,194	$4,399,537

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$156,222	$204,607
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	157,872	146,767
Amortization	16,104	16,487
Deferred income taxes	39,000	67,804
(Gain) loss on sales of plant and equipment	2,604	(418)
Stock-based compensation expense	19,139	16,347
Loss on debt extinguishment (c)	8,678	-
Changes in assets and liabilities, excluding effects of
business acquisitions:
Securitization of trade receivables (a)	(43,500)	-
Trade receivables, net	50,911	50,468
Inventories, net	45,444	(37,773)
Prepaid expenses and other current assets	(3,916)	(12,489)
Accounts payable, trade	(35,891)	(43,546)
Accrued expenses and other current liabilities	1,605	2,201
Other non-current assets	2,320	882
Other non-current liabilities	(4,857)	2,101
Net cash provided by operating activities	411,735	413,438

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(191,674)	(282,286)
Proceeds from sales of plant and equipment	8,889	11,598
Business acquisitions and holdback settlements	(75,067)	(253,184)
Other, net	(2,622)	(577)
Net cash used in investing activities	(260,474)	(524,449)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	971,914	1,235,326
Repayment of debt	(1,120,976)	(999,559)
Financing costs	(3,168)	(5,746)
Premium paid on redemption of senior subordinated notes (c)	(6,438)	-
Purchase of treasury stock	-	(120,219)
Proceeds from the exercise of stock options	7,175	14,182
Stock issued for the employee stock purchase plan	11,336	12,235
Tax benefit realized from the exercise of stock options	3,824	10,530
Dividends paid to stockholders	(44,227)	(32,892)
Change in cash overdraft and other	15,670	(3,723)
Net cash (used in) provided by financing activities	(164,890)	110,134

Change in cash	$(13,629)	$(877)
Cash – Beginning of period	47,188	43,048
Cash – End of period	$33,559	$42,171

See attached Notes.

Notes:

(a)

The Company participates in a securitization agreement with three commercial banks to sell up to $345 million of qualified trade receivables. The amount of outstanding receivables sold under the agreement was $268 million and $311 million at December 31, 2009 and March 31, 2009, respectively. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.

(b)	The Company maintains a senior credit facility with a syndicate of lenders. Approximately $523 million was available to the Company under this facility at December 31, 2009.

(c)

During the fiscal third quarter, the Company redeemed its $150 million 6.25% notes that were due on July 15, 2014. The Company also repurchased another $13.4 million of its 7.125% senior subordinated notes that are due on October 1, 2018, bringing the fiscal year to date repurchases of the 7.125% senior subordinated notes to $71 million. Losses on the extinguishment of debt of approximately $6.7 million and $8.7 million ($4.2 million and $5.5 million after tax) were recognized related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes during the fiscal third quarter and year-to-date periods, respectively.

(d)

As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. During the current quarter, the Company negotiated the withdrawal from MEPPs at four of its collective bargaining units and at six collective bargaining units year to date. The Company has also recorded multi-employer pension plan charges of $4.9 million in the current quarter and $6.6 million year to date. Through fiscal 2012, six more CBAs, covering approximately 80 employees, whose members participate in multi-employer pension plans, will come up for renewal.

(e)	During the fourth quarter of fiscal 2009, the Company changed the operating practices and organization of its air separation production facilities and national specialty gas labs. The new operating practices and organization reflect the evolution of these businesses and their role to support the regional distribution companies. The regional distribution companies market to and manage the end customer relationships, coordinating and cross-selling the Company’s multiple product and service offerings in a closely coordinated and integrated manner. As a result of these changes, these businesses are now reflected in the Distribution business segment. Also as a result of an organizational realignment, Airgas National Welders is now part of the Distribution business segment. Segment information from fiscal 2009 has been restated to reflect these changes. Business segment information for the Company’s Distribution and All Other Operations business segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	December 31, 2009				December 31, 2008

(In thousands)	Distribution	All Other Ops.	Elim.	Total	Distribution	All Other Ops.	Elim.	Total
Gas and rent	$520,397	$94,701	$(5,840)	$609,258	$563,993	$115,301	$(6,831)	$672,463
Hardgoods	331,424	1,433	(8)	332,849	404,931	1,344	(5)	406,270
Total net sales	851,821	96,134	(5,848)	942,107	968,924	116,645	(6,836)	1,078,733

Cost of products
sold (excluding
depreciation)	373,415	48,797	(5,848)	416,364	441,562	66,080	(6,836)	500,806
Selling,
distribution and
administrative
expenses	334,428	31,873	-	366,301	360,192	32,473	-	392,665
Depreciation	50,021	3,621	-	53,642	46,386	3,353	-	49,739
Amortization	4,651	1,160	-	5,811	3,789	1,212	-	5,001
Operating income	$89,306	$10,683	$-	$99,989	$116,995	$13,527	$-	$130,522

	(Unaudited)				(Unaudited)
	Nine Months Ended				Nine Months Ended
	December 31, 2009				December 31, 2008

(In thousands)	Distribution	All Other Ops.	Elim.	Total	Distribution	All Other Ops.	Elim.	Total
Gas and rent	$1,573,637	$316,163	$(18,231)	$1,871,569	$1,704,985	$349,516	$(20,812)	$2,033,689
Hardgoods	1,007,484	4,594	(17)	1,012,061	1,319,424	4,254	(12)	1,323,666
Total net sales	2,581,121	320,757	(18,248)	2,883,630	3,024,409	353,770	(20,824)	3,357,355

Cost of products
sold (excluding
depreciation)	1,135,153	165,728	(18,248)	1,282,633	1,417,516	200,599	(20,824)	1,597,291
Selling,
distribution and
administrative
expenses	1,014,415	94,891	-	1,109,306	1,091,642	94,806	-	1,186,448
Depreciation	146,881	10,991	-	157,872	137,134	9,633	-	146,767
Amortization	13,230	2,874	-	16,104	13,524	2,963	-	16,487
Operating income	$271,442	$46,273	$-	$317,715	$364,593	$45,769	$-	$410,362

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

					(Guidance Range)				(Guidance Range)
	Three Months Ended				Three Months Ending				Year Ending
	December 31,				March 31, 2010				March 31, 2010
	2009	2008	YoY Change	Low	YoY Change	High	YoY Change	Low	YoY Change	High	YoY Change

Earnings per diluted share	$0.56	$0.76	(26%)	$0.67	(1%)	$0.71	4%	$2.54	(19%)	$2.58	(17%)

Plus:
Debt extinguishment charge	0.05	-		-		-		0.07		0.07
Multi-employer pension plan withdrawal charge	0.04	-		-		-		0.05		0.05

Adjusted earnings per diluted share	$0.65	$0.76	(14%)	$0.67	(1%)	$0.71	4%	$2.66	(15%)	$2.70	(13%)

The fourth quarter and fiscal 2010 guidance above does not incorporate the impact of further debt extinguishment charges and future multi-employer pension plan withdrawal charges, if any.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company's earnings performance without the impact of debt extinguishment and multi-employer pension plan withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

Consolidated Airgas
	Three Months Ended		Three Months Ended
	December 31,		September 30,
(Dollars in thousands)	2009	2008	2009

Net sales	$942,107	$1,078,733	$962,266

Operating income	$99,989	$130,522	$109,817

Operating margin	10.6%	12.1%	11.4%

Plus:
Multi-employer pension plan
withdrawal charges	4,950	840	1,700
Adjusted operating income	$104,939	$131,362	$111,517

Adjusted operating margin	11.1%	12.2%	11.6%

Business Segments	Distribution Segment		All Other Operations Segment
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,	September 30,
(Dollars in thousands)	2009	2009	2009	2009

Net sales	$851,821	$857,443	$96,134	$111,599

Operating income	$89,306	$92,388	$10,683	$17,429

Operating margin	10.5%	10.8%	11.1%	15.6%

Plus:
Multi-employer pension plan
withdrawal charges	4,950	1,700	-	-
Adjusted operating income	$94,256	$94,088	$10,683	$17,429

Adjusted operating margin	11.1%	11.0%	11.1%	15.6%

The Company believes the above Adjusted Operating Income and Adjusted Operating Margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our Adjusted Operating Income and Adjusted Operating Margin computations may be different from the Adjusted Operating Income and Adjusted Operating Margin computations provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	December 31,
(In thousands)	2009	2008

Operating Income - Trailing Four Quarters	$432,221	$541,422

Five Quarter Average of Total Assets	$4,398,785	$4,122,411
Five Quarter Average of Securitized Trade Receivables	301,500	360,000
Five Quarter Average of Current Liabilities (exclusive of debt)	(415,552)	(459,362)
Five Quarter Average Capital Employed	$4,284,733	$4,023,049

Return on Capital	10.1%	13.5%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Our management uses return on capital as one of the metrics for determining employee compensation. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation information may be different from the return on capital computations provided by other companies.

Adjusted Debt

Reconciliations and computations of adjusted debt:

	December 31,	March 31,
	2009	2009	Change

Current portion of long-term debt	$10,103	$11,058	$(955)
Long-term debt, excluding current portion (b)	1,604,070	1,750,308	(146,238)

Net debt	1,614,173	1,761,366	(147,193)

Securitization of trade receivables (a)	267,900	311,400	(43,500)

Adjusted debt	$1,882,073	$2,072,766	$(190,693)

The Company uses Adjusted Debt to provide investors with a more meaningful measure of the Company’s debt obligations by adjusting for funds received under the trade receivables securitization program.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Nine Months Ended
	December 31,
(Amounts in thousands)	2009	2008

Net cash provided by operating activities	$411,735	$413,438

Adjustments to cash provided by operating activities:
Cash used (provided) by securitization of trade receivables	43,500	-
Stock issued for the employee stock purchase plan	11,336	12,235
Tax benefit realized from the exercise of stock options	3,824	10,530
Adjusted cash from operations	470,395	436,203

Capital expenditures	(191,674)	(282,286)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	8,889	11,598
Operating lease buyouts	1,687	5,575
Adjusted capital expenditures	(181,098)	(265,113)

Free Cash Flow	$289,297	$171,090

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategy, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec (610) 902-6256
barry.strzelec@airgas.com